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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1
                                       TO
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): MARCH 6, 2003


                               REFOCUS GROUP, INC.
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               (Exact name of registrant as specified in its charter)

            DELAWARE                    0-32543                  75-2910096
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(State or other jurisdiction of (Commission File Number)      (IRS Employer
 incorporation or organization)                              Identification No.)

10300 NORTH CENTRAL EXPRESSWAY, SUITE 104
DALLAS, TX                                                          75231
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(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code: (214) 368-0200

                        VERYBESTOFTHEINTERNET.COM, INC.,
                1950 STEMMONS FREEWAY, SUITE 4048, DALLAS, TX 75207
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           (Former name or former address, if changed since last report)

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    This Current Report on Form 8-K/A (Amendment No. 1) supplements the information contained in the Current Report on Form 8-K previously filed with the Securities and Exchange Commission on March 12, 2003, relating to the merger of Refocus Acquisition Corp., a Delaware corporation and the wholly-owned subsidiary of Refocus Group, Inc., with and into Presby Corp, a Delaware corporation, with Presby Corp surviving as a wholly-owned subsidiary of Refocus Group, Inc. and the corresponding change in control of Refocus Group, Inc. that occurred on March 6, 2003.

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

                          PRESBY CORP AND SUBSIDIARIES
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following is a discussion and analysis of the financial condition and results operations of Presby Corp and its subsidiaries and should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K/A. For purposes of this section, all references below to the term "Presby", the "Company", "we", "our" or "us" shall mean Presby Corp for information or discussions relating to events occurring prior to the merger of a wholly-owned subsidiary of Refocus Group, Inc., or Refocus, into Presby Corp. After giving effect to the merger, such references shall mean Refocus Group, Inc. and Presby Corp. All dollar amounts presented in this section have been rounded to thousands, except per share amounts.

     Some of the statements contained within this section constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

     Such factors include, among other things, those described under "Cautionary Statements" included in our Current Report on Form 8-K dated March 6, 2003 (filed on March 12, 2003) and elsewhere in this Current Report on Form 8-K/A. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Current Report on Form 8-K/A.

OVERVIEW

     Since its incorporation in August 1994, Presby Corp has been engaged in the research and development of the PresVIEW device and the related technology. We have also conducted research and development activities directed toward the eventual commercialization of other medical and optical products. Although we first recorded revenues in the quarter ended December 31, 1997, we expect to continue to incur substantial losses until sufficient revenue can be generated to offset expenses.

     The research, manufacture, sale and distribution of medical devices, such as the PresVIEW device, are subject to numerous regulations, imposed by governmental authorities, principally the U.S. Food and Drug Administration, or the FDA, and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain, and the requirements vary significantly in different jurisdictions around the world. We obtained CE Mark certification to sell the PresVIEW device in the European Union in 1997. Since 1997, we also obtained approval to sell the PresVIEW device in Mexico, Israel, South Korea, South Africa and certain other countries outside the United States. We obtained significant and valuable clinical information from the resulting surgical procedures, which resulted in material improvements to the PresVIEW device and the related surgical technique.

     A portion of our revenue from 1997 to date has been generated from fees charged to physicians for education about the PresVIEW technology during seminars sponsored by us. Virtually all of the remainder of our revenues from 1997 to date have been generated by the sale of surgical kits to physicians. A surgical kit consists of a number of surgical instruments and quantities of PresVIEW devices required to perform the PresVIEW Procedure. A significant number of these surgical kits have been purchased by physicians, which may have clinical facilities in the United States, but purchase our products for shipment to and use in Mexico and other countries outside of the United States.

     In March 2002, we awarded CIBA Vision Corp., or CIBA, the right to obtain an exclusive worldwide license to market and distribute the PresVIEW device and the related specialized automated incision device, or the PresVIEW Incision System, and related disposable blades for use in the treatment of presbyopia, ocular hypertension and primary open angle glaucoma. Under the agreement with CIBA, CIBA has agreed to assume responsibility for product commercialization worldwide, and will provide adequate resources for marketing, mutually agreed upon patent protection, international regulatory approvals and manufacturing. CIBA has also committed its considerable expertise to co-manage, with us, the FDA approval process in the United States. Under the

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agreement with CIBA, we will receive a percentage royalty on CIBA's worldwide net sales of the PresVIEW device and related products. CIBA has the option to make minimum royalty payments totaling $13,585,000 in the initial five years of the agreement if CIBA wishes to maintain its rights to an exclusive license. In connection with signing the agreement, we received a $2,000,000 advance royalty payment from CIBA. CIBA has also committed to purchase up to $5,000,000 in common equity under certain conditions, including $1,250,000 it purchased in the initial tranche of the private placement that closed on March 6, 2003. CIBA has committed an additional $1,250,000 to be funded under the second tranche of the private placement (SEE "LIQUIDITY AND CAPITAL RESOURCES"). In addition, CIBA has agreed to pay us additional amounts of up to $4,000,000 in conjunction with the achievement of certain FDA-related milestones.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions to determine certain of the assets, liabilities, revenues and expenses. These estimates and assumptions are based upon the best information available at the time. These estimates and assumptions could change materially as conditions within and beyond our control change. Accordingly, actual results could differ materially from these estimates. The following are the most significant accounts affected by these estimates.

     REVENUE RECOGNITION - Revenue from the sale of products is recognized upon shipment of the product to the customer. Seminar revenue is recognized upon performance of the service. Royalty and milestone revenue will be recognized when earned. Under the agreement with CIBA, CIBA is not required to provide information with respect to the calculation of the royalty payment until 60 days after the end of each quarter. CIBA has indicated that it will provide the necessary information on a timely basis to allow us to file quarterly statements with the U.S. Securities and Exchange Commission, or SEC, as required. However, to the extent that CIBA does not provide royalty information in time for us to meet our required financial reporting deadlines, we may be required to estimate the amount of royalties earned each quarter, which may differ from the actual royalties earned when finally reported by CIBA. The differences could be material especially in the start-up phase of sales when volumes are small and there is no history on which to base royalty earnings.

     As a result of the suspension of sales in 2001, as discussed below, and the agreement with CIBA, certain PresVIEW devices that were already in the hands of customers may have to be replaced. We have encouraged these customers not to use their current devices until the PresVIEW Incision System is available. The sterility dating on packaging of the PresVIEW devices may be expired by the time they are once again prepared to perform the PresVIEW Procedure. An estimated total liability of $50,000 has been recorded for the replacement of such PresVIEW devices at their estimated manufacturing cost. However, actual claims by customers may exceed this amount and additional charges may have to be taken.

     In addition, certain physicians may have purchased surgical kits in anticipation of taking part in the FDA trials. As a result of the agreement with CIBA, CIBA will be selecting those physicians who actually participate. While the physicians were aware that the product was not yet approved for use in the United States, and we did not sell the surgical kit with a right of refund, several of these physicians have informed us that if they are not selected to participate in the clinical trials, they will be seeking a refund. Currently, we are unable to determine the amount of liability, if any, to these physicians.

     INCOME TAXES - Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for tax and financial reporting purposes. A valuation allowance is established for any portion of a deferred tax asset for which realization is not likely. We maintain a 100% valuation allowance of our deferred tax asset. The valuation allowance is subject to periodic review, and we may determine that a portion of the deferred tax asset may be realizable in the future.

     PATENT COSTS, TRADEMARKS, AND PROPERTY AND EQUIPMENT - These assets are subject to periodic review to determine our ability to recover their cost. We must make estimates about such recovery based on future cash flows and other subjective data. We, in the future, may determine that some of these costs may not be recoverable, which may require us to adjust the carrying value by writing off all or a portion of the value of these assets.

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RESULTS OF OPERATIONS

     THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31,
     2001

     REVENUES. There were no revenues for the year ended December 31, 2002. Revenues for the year ended December 31, 2001 of $230,000 consisted of seminar revenues of $67,000 and $163,000 in sales of PresVIEW devices and surgical kits.

     The decrease in product sales resulted from our decision to suspend sales of PresVIEW devices and surgical kits in early 2001 in order to develop an automated incision making tool, the PresVIEW Incision System, for use in the PresVIEW Procedure. Since seminars were used by us to promote the sale of the PresVIEW technology, these were also suspended in 2001. In addition, as a result of the agreement with CIBA in March 2002 discussed above, CIBA is to be responsible for all PresVIEW devices and surgical kit sales and seminars in the future. We will not be generating future revenues from either seminars or from direct product sales for the PresVIEW device and related products as long as CIBA maintains its exclusive rights under the license agreement. We anticipate future revenues will be generated from royalties on product sales and from milestone payments CIBA makes under the agreement with us.

     COST OF SALES. There were no cost of sales for the year ended December 31, 2002 as there were no revenues, as discussed above. Cost of sales were $223,000 for the year ended December 31, 2001 of which $182,000 related to seminar fees and $41,000 to sales of PresVIEW devices and surgical kits.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the year ended December 31, 2002, selling, general and administrative, or SG&A, expenses were $952,000 compared to $1,231,000 for the same period in 2001. SG&A expenses decreased as a result of the agreement with CIBA, which caused us to reduce the size of our operations since we would no longer be responsible for sales, marketing and manufacturing.

     Future SG&A expenses will reflect a full year of our decreased size. However, costs associated with the FDA trials are expected to increase substantially once those trials are fully underway. In addition, public company costs related to public relations, board of director costs and transfer agent costs will increase substantially after the merger.

     SALARY AND RELATED EXPENSES. For the year ended December 31, 2002, these expenses were $1,178,000 compared to $1,446,000 for the year ended December 31, 2001. Salaries in 2001 reflected the additional staff hired in association with the FDA feasibility clinical trials and the development of the PresVIEW Incision System in 2001. As a result of the agreement with CIBA, staffing was reduced for marketing, administration, FDA clinical trials and engineering functions. The full impact of these reductions will be recognized in future periods.

     INSTRUMENT UPGRADE COSTS. Instrument upgrade costs were $365,000 for the year ended December 31, 2001. The expenses primarily related to additions and modifications to the associated hand-held instruments provided in a surgical kit. Instrument modifications or additions to the surgical kit were generally provided at no charge to physicians that had previously purchased the surgical kit. We wanted to ensure that physicians were using the latest instrumentation in performing the PresVIEW Procedure. These costs should not be material in any future period.

     INVENTORY ADJUSTMENT COSTS. Inventory adjustment costs were $128,000 for the year ended December 31, 2002. The cost primarily represented inventory write-downs related to the transfer of sales and marketing to CIBA under the agreement with CIBA discussed above. Since the PresVIEW devices will be manufactured by CIBA and packaged under the PresVIEW brand name, and since the surgical instruments in our inventory will be replaced by the PresVIEW Incision System or by instruments branded by CIBA, we wrote off our remaining inventory less any expected recoveries. No further write-downs are expected in future periods.

     PROFESSIONAL SERVICES. Professional services fees were $534,000 in 2002 and $1,231,000 in 2001. The decrease in professional service fees related primarily to decreased cost of litigation initiated by us against companies and individuals allegedly infringing upon our patent rights partially offset by higher accounting and consulting fees. In the future, we expect public company costs related to consulting fees, legal fees and audit fees will increase substantially after the merger.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense decreased to $167,000 for the year ended December 31, 2002 compared to $339,000 for the for the year ended December 31, 2001. The decrease was primarily related to the design, development and production of prototypes of the PresVIEW

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Incision System that started in 2001. The level of spending in 2002 decreased as most of the engineering had been done in 2001. In the near future, research and development expenses are expected to decrease even further as testing and engineering on the PresVIEW Incision System is nearing completion. However, we may spend additional amounts on commercial development of a single element variable focus lens, or SEVFL, as additional research and development funds become available.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was $123,000 for the year ended December 31, 2002 compared to $119,000 for the year ended December 31, 2001. Of the $4,000 increase for the year ended December 31, 2002, amortization of patents and trademarks increased approximately $18,000 due to patent and trademark additions during 2002 while depreciation decreased approximately $14,000 primarily due to the write-off of surplus furniture and equipment.

     OTHER INCOME (EXPENSE), NET. Other income (expense) decreased to $20,000 for the year ended December 31, 2002, compared to $273,000 for the year ended December 31, 2001. Interest income decreased to $21,000 from $171,000 due to the decrease in interest rates and in cash available for investment. We have had to use our cash reserves for operations due to the lack of revenue after we suspended product sales. The $115,000 in other income from a legal settlement in 2001 also contributed to the decrease.

     INCOME TAXES. We recorded no income tax benefit for either period. Any benefit related to the current or prior year's loss was offset by a corresponding increase in the deferred tax asset valuation allowance. Future use of the loss carryforwards generated during these periods may be limited as a result of the merger of us with and into a wholly-owned subsidiary of Refocus (see the discussion below).

     PREFERRED DIVIDENDS. Preferred dividends and the accretion of the discount on the preferred stock were $2,801,000 for the year ended December 31, 2002 compared to $618,000 for the year ended December 31, 2001. The increase was due to the July 2002 agreement with the Series B preferred stockholders whereby the Series B preferred stockholders received approximately 1,199,837 shares of Series B preferred stock, valued at $2,455,000, in lieu of any future dividends on their shares.

     THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31,
     2000

     REVENUES. Revenues for the year ended December 31, 2001 decreased to $230,000 from $1,312,000 for the year ended December 31, 2000. Seminar revenues decreased to $67,000 for the current year from $304,000 in the prior year. The remaining decrease in revenues for the year resulted from fewer sales of PresVIEW devices and surgical kits.

     The decrease in seminar revenues and product sales resulted from our decision to suspend sales of PresVIEW devices and surgical kits in early 2001 in order to develop an automated incision making tool, the PresVIEW Incision System, for use in the PresVIEW Procedure. Seminars were used by us to promote the sale of the PresVIEW technology and generally were not profitable. Physicians paid one seminar fee and could attend any number of subsequent seminars at no charge to stay apprised of any changes in the PresVIEW Procedure. As a result of our decision to suspend sales in 2001, substantially fewer first-time physicians paid for attendance at seminars in 2001.

     COST OF SALES. Cost of sales decreased to $223,000 for the year ended December 31, 2001 from $523,000 for the year ended December 31, 2000. Cost of sales related to seminar fees were $182,000 for the year ended December 31, 2001, compared to $292,000 in 2000. Cost of sales decreased for both seminars and product sales in line with the decrease in revenues related to our decision to suspend sales in early 2001.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the year ended December 31, 2001, SG&A expenses were $1,231,000 compared to $1,211,000 for the same period in 2000. SG&A expenses did not change materially between the periods.

     SALARY AND RELATED EXPENSES. For the year ended December 31, 2001, these expenses were $1,446,000 compared to $946,000 for the year ended December 31, 2000. The increase related to additional staff hired in association with the FDA feasibility clinical trials and the development of the PresVIEW Incision System.

     INSTRUMENT UPGRADE COSTS. Instrument upgrade costs increased to $365,000 for the year ended December 31, 2001, from $100,000 for the same period in 2000. The increase primarily related to additions and modifications to the associated hand-held instruments provided in a surgical kit. Instrument modifications or

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additions to the surgical kit were generally provided at no charge to physicians that had previously purchased the surgical kit. We wanted to ensure that physicians were using the latest instrumentation in performing the PresVIEW Procedure.

     PROFESSIONAL SERVICES. Professional services increased to $1,231,000 for the year ended December 31, 2001 compared to $696,000 for the year ended December 31, 2000. The increase in professional service expenses related primarily to increased cost of litigation initiated by us against companies and individuals allegedly infringing upon our patent rights.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased to $339,000 for the year ended December 31, 2001, compared to $213,000 for the same period in 2000. The increase was primarily related to the design, development and production of prototypes of the PresVIEW Incision System.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was $119,000 for the year ended December 31, 2001, compared to $97,000 for the year ended December 31, 2000. Of the $22,000 increase for the year ended December 31, 2001, $8,000 was from depreciation of property and equipment and $14,000 was due to increased amortization of patents and trademarks.

     OTHER INCOME (EXPENSE), NET. Other income (expense) decreased to $273,000 for the year ended December 31, 2001, compared to $284,000 for the year ended December 31, 2000. Interest income decreased to $171,000 from $265,000 due to the decrease in interest rates and in cash available for investment. We had to use our cash reserves for operations due to the lack of revenue after we suspended product sales. There was also a decrease of $32,000 in other miscellaneous income and expense items. The decreases were partially offset by $115,000 in other income from a legal settlement in 2001.

     INCOME TAXES. We recorded no income tax benefit for either period. Any benefit related to the current or prior year's loss was offset by a corresponding increase in the deferred tax asset valuation allowance.

     PREFERRED DIVIDENDS. Preferred dividends and the accretion of the discount on the preferred stock were $618,000 for the year ended December 31, 2001 compared to $438,000 for the year ended December 31, 2000. The increase was due principally to the increase in the dividend rate to 12% during 2001 and the increase in the number of Series B preferred stock outstanding after April 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were $267,000 at December 31, 2002. This represents a decrease of $1,184,000 since December 31, 2001. We were able to continue to fund our ongoing operations as a result of our agreement with CIBA that was entered into in March 2002, pursuant to which we received a $2,000,000 advance royalty payment. Additions to patents and trademarks were $366,000 for the year ended December 31, 2002. In addition, we spent $194,000 on expenses related to the private placement discussed below.

   During 2002, we took the following steps to try to reduce our cash needs:

- We entered into the agreement with CIBA, whereby CIBA agreed to assume responsibility for product commercialization worldwide, and provide adequate resources for marketing, mutually agreed upon patent protection, international regulatory approvals and manufacturing. CIBA has also committed its considerable expertise to co-manage, with us, the FDA approval process in the United States. This allowed us to reduce our staff and will relieve us of substantial future cash expenditures.

- In July 2002, RAS Service, LP, or RAS Service, and we terminated our agreement in which RAS Service received a portion of all sales revenue for PresVIEW devices. The $112,000 due to RAS Service as of the termination of the contract was paid in additional shares of Series B preferred stock of Presby Corp.

     While these steps reduce potential cash needs in the immediate future, they do not provide sources of cash to fund the FDA trials and our continued operations until adequate revenue from the agreement with CIBA is available. Although the PresVIEW device may be marketed in Europe and several other countries in 2003 or 2004, eventual FDA approval for sale of PresVIEW devices in the United States for treating presbyopia, primary open angle glaucoma and ocular hypertension is considered essential for our success.

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     Therefore, in order to provide additional funding to allow us to continue to operate and to provide funds that are needed for the FDA trials, we completed a merger with Refocus and a private placement of Refocus shares simultaneously with the closing of the merger.

     On March 6, 2003, Refocus entered into a merger agreement with us. On March 6, 2003 (the "Merger Closing Date"), a newly created wholly-owned subsidiary of Refocus was merged with and into us. We were the surviving company and became a wholly-owned subsidiary of Refocus. As a result of the private placement discussed below, immediately before the merger, the holders of our Series B preferred stock and our Series C preferred stock converted their shares into our common stock. At the same time, we did a 2.14-to-1 reverse split resulting in 11,940,144 shares of our common stock outstanding prior to the merger. Each of our shares of common stock then outstanding was converted into common stock of Refocus on a one-for-one basis. Therefore, on the Merger Closing Date, Refocus issued 11,940,144 shares of common stock to our stockholders, representing approximately 63% of Refocus' outstanding common stock following the merger and the funding of the initial tranche of the private placement, in exchange for 100% of our outstanding capital stock, subject to the assertion of appraisal rights by our former stockholders. Following the merger, all of Refocus' business operations are conducted through us.

     Since our former stockholders own a majority of the issued and outstanding shares of common stock of Refocus after the merger and the private placement, this transaction is being accounted for as a reverse merger whereby Presby is deemed, for accounting purposes, to be the acquirer of Refocus. Because Refocus did not have any significant business prior to the merger and its former operations are being discontinued, there is no goodwill or other intangibles that will arise from the merger.

     Our stock options outstanding at the time of the merger were assumed by Refocus when it adopted our amended and restated stock option plan.

     In connection with the merger, Refocus completed a private placement of shares of its common stock that is being consummated in two tranches with 50% of the total subscribed paid with each tranche. The first tranche closed on the Merger Closing Date. Refocus received approximately $5,148,000 for 2,875,000 shares of Refocus common stock, net of agent and finder fees. An estimated $570,000 in additional costs for legal, audit, and other private placement costs are to be offset against the proceeds received from the common stock issued. In addition, each share of common stock issued carried a detachable warrant to purchase one-half share of Refocus common stock at $2.50 per share. Total warrants for 1,437,500 shares of Refocus common stock were issued to these investors. In addition, 12,500 shares of Refocus common stock, warrants to purchase 1,250,000 shares of Refocus common stock at $2.50 per share and warrants to purchase 50,000 shares of Refocus common stock at $2.00 per share were issued to agents and others involved in the private placement. Therefore, with the 4,097,107 shares of Refocus common stock outstanding prior to the merger and private placement, there are a total of 18,924,751 shares of Refocus common stock outstanding. There are warrants to purchase a total of 2,737,500 shares of Refocus common stock and options to purchase 719,486 shares of Refocus common stock outstanding at the Merger Closing Date.

     Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche will occur when certain milestones are met. The date on which these milestones will be achieved is not known, but it could be some time before we receive such funds. The second tranche investment commitment is secured by the shares issued in the first tranche. Upon the closing of the second tranche, an additional 2,912,500 shares of common stock with warrants attached for 1,437,500 shares of common stock at $2.50 per share are expected to be issued for proceeds of approximately $5,650,000, net of agent and finders fees and before offering expenses.

     Finally, Refocus will seek to find an agent to conduct a post-closing private placement. The post-closing private placement offering may include the sale of up to $2,500,000 of Refocus common stock and warrants. In the event that at least $1,000,000 is not raised within six months of the Merger Closing Date, an agent has subscribed to purchase that number of shares of our common stock at $2.00 per share in order to satisfy the deficiency between the amount of additional capital successfully raised and $1,000,000. We expect that at least 500,000 shares of Refocus with 250,000 warrants attached will be issued. It is expected that additional warrants to purchase 400,000 shares of common stock at $2.50 per share will be issued to the agents involved in the post-closing private placement.

     While we have generated substantial income tax loss carryforwards of approximately $9,955,000, the availability of such loss carryforwards to reduce future income tax liabilities is subject to various limitations under the Internal Revenue Code of 1986, or the Code, including limitations upon the utilization of loss carryforwards in the event of an ownership change (as defined in the Code). We believe that an ownership change may have occurred as a result of the merger. As a result, there will be annual limitations on the amount

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of tax loss carryforwards that can be utilized. The exact annual limitation depends on the value of the transaction and current interest rates as of the time of the merger.

     On February 25, 2003, Dr. Ronald A. Schachar, our founder and Chief Scientist, entered into a Severance, Release and Consulting Agreement with us. In accordance with such agreement, Dr. Schachar resigned as an officer, director and employee as of the date of the closing of the merger. We agreed to retain Dr. Schachar as a consultant for a period of up to five years, and he agreed not to compete with us during that time. Dr. Schachar will assist us for a limited time in conducting research and development on our products for the treatment of age related macular degeneration, or ARMD, maintenance of our patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1,750,000 over the consulting period of which $950,000 will be paid in the first two years. The timing of the remaining $800,000 due in years three through five is partially dependent on our profitability in those years; however, Dr. Schachar is guaranteed to receive a minimum of $250,000 but not more than $400,000 for each of the third and fourth years with the remainder, if any, to be paid in the fifth year. As security for the payment of his consulting fees, we granted Dr. Schachar a security interest in our patent rights relating to the SEVFL and ARMD device and patent applications. Dr. Schachar also received from us an assignment of our patents for the ARMD device outside the United States, which is revocable upon certain conditions. At December 31, 2002, the carrying value of the patents we transferred was approximately $121,000.

     In order to provide funds to continue our operations until the Merger Closing Date, certain shareholders, directors and others provided a bridge loan of $250,000 on February 26, 2003 to the Company. The loan accrued interest at 12% and matured at the Merger Closing Date. Except for $25,000 which was repaid in cash, the remainder of the bridge loan was used to purchase shares in the initial tranche of the private placement.

     In addition to fees and warrants received by agents involved in the private placement, the Company has signed one-year consulting agreements with two of the agents to provide certain services related to long-range financial planning and investor relations. Each of the firms will be paid $180,000 plus expenses over a period of twelve months for their services.

     We expect to use approximately $3,400,000 over the next 15 months to fund our FDA clinical trials. The remaining proceeds of the private placement, as long as they are available, will be used to fund operations, any cost overruns on the FDA trials, investor relations and SEC compliance costs and research and development costs for other new products. We have agreed to register for resale under the Securities Act of 1933 the shares of Refocus common stock and shares of Refocus common stock acquirable upon exercise of the warrants issued in the private placement within 180 days of the Merger Closing Date, or sooner upon certain conditions being met. Additionally, as consideration for entering into agreements restricting the transfer of their securities, we have agreed to register the securities received by our former stockholders. Therefore, in addition to the normal public company costs that will be incurred by us after the merger, we will also incur costs associated with registering these shares. We have estimated that additional legal, audit, consulting, transfer agent and other such costs would be approximately $1,470,000 during the first year after the merger and private placement.

     We cannot be assured that the funds received in the initial tranche of the private placement, and the funds to be received within six months from the post-closing private placement, will be adequate to complete the FDA trials and pay other operating expenses until adequate revenues are achieved from royalties and milestone payments from CIBA. We also cannot be assured that by the time we need additional funds, that the milestones required before the second tranche is funded will have been met. Nor can we be assured that we may not need to find additional financing and that this additional financing will be available on terms acceptable to us.

OTHER

     In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141, among other things, eliminates the pooling of interests method of accounting for business acquisitions entered into after June 30, 2001. SFAS No. 142 requires companies to use a fair-value approach to determine whether there is impairment of existing and future goodwill. In August 2001, FASB issued SFAS No. 144 "Accounting for Impairment of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and APB No. 30 "Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and combines the two accounting models into a single model based on the framework established in SFAS No. 121. We were required to implement these pronouncements for the fiscal year beginning January 1, 2002. The implementation of these pronouncements did not have a material impact on our results of operations or financial condition.

     In June 2001, FASB also issued SFAS No. 143 "Accounting for Asset Retirement Obligations" that addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. We have elected the early adoption of this standard effective January 1, 2002. There was no impact on our results of operations or financial condition as a result of the early adoption of the standard.

     In April 2002, FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 13 is amended to eliminate any inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We will be required to adopt this standard in our fiscal year beginning January 1, 2003. We do not believe that there will be a material impact on our results of operations or financial condition as a result of the adoption of this standard.

     In June 2002, FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. This standard will not have a material impact on our results of operations or financial condition.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements and initial measurement requirements of FIN45 are effective prospectively for guarantees issued or modified after December 31, 2002. We are not a party to any agreement in which we are a guarantor of indebtedness of others. Accordingly, the pronouncement is currently not applicable to us.

     In December 2002, FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure". This statement amends SFAS No. 123 "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. We adopted this pronouncement effective January 1, 2002. The adoption did not have a material impact on our results of operations or financial condition.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    a. FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED. The following audited consolidated financial statements of Presby Corp and its subsidiaries are hereby included as part of this report:

    Independent Auditors' Report                                          F-1
    Consolidated Balance Sheets as of December 31, 2002 and 2001          F-2
    Consolidated Statements of Operations for the years
      ended December 31, 2002, 2001 and 2000                              F-3
    Consolidated Statements of Shareholders' Equity (Deficiency)
      for the years ended December 31, 2002, 2001 and 2000                F-4
    Consolidated Statements of Cash Flows for the years
      ended December 31, 2002, 2001 and 2000                              F-5
    Notes to Consolidated Financial Statements for the years
      ended December 31, 2002, 2001 and 2000                              F-6

    b. PRO FORMA FINANCIAL INFORMATION (UNAUDITED). The pro forma financial statements of Refocus Group, Inc. are hereby included as part of this report:

    Pro Forma Information (unaudited)                                     F-17
    Pro Forma Results of Operations for the year ended
      December 31, 2002 - Initial Funding (unaudited)                     F-18
    Pro Forma Results of Operations for the year ended
      December 31, 2002 - Full Funding (unaudited)                        F-19
    Pro Forma Condensed Balance Sheet for the year ended
      December 31, 2002 - Initial Funding (unaudited)                     F-20
    Pro Forma Condensed Balance Sheet for the year ended
      December 31, 2002 - Full Funding (unaudited)                        F-21

    c.  EXHIBITS:

        None.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: March 18, 2003                   REFOCUS GROUP, INC.



                                       By:    /s/ Mark A. Cox
                                              ---------------------------------
                                       Name:  Mark A. Cox
                                       Title: Vice President, Secretary and
                                              Chief Financial Officer

INDEPENDENT AUDITORS' REPORT


Board of Directors
Presby Corp

We have audited the accompanying consolidated balance sheets of Presby Corp and subsidiaries (the "Company"), as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Presby Corp and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10 to the financial statements, on March 6, 2003, a newly created wholly-owned subsidiary of Refocus Group, Inc. ("Refocus") was merged with and into Presby Corp, with Presby Corp surviving as a wholly-owned subsidiary of Refocus.


Deloitte & Touche LLP
Ft. Worth, Texas
March 6, 2003

                          PRESBY CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                        2002              2001
                                                                                   --------------    --------------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                     $      267,180    $    1,450,712
     Accounts receivable                                                                   27,068           150,833
     Inventories, net                                                                           -           132,591
     Prepaid expenses                                                                      83,733            54,553
                                                                                   --------------    --------------
           Total current assets                                                           377,981         1,788,689

PROPERTY AND EQUIPMENT - Net                                                               22,595           116,836

PATENT COSTS AND TRADEMARKS - Net                                                       1,277,198           991,351

DEFERRED OFFERING EXPENSES                                                                194,447           128,200
                                                                                   --------------    --------------

TOTAL ASSETS                                                                       $    1,872,221    $    3,025,076
                                                                                   ==============    ==============

LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
     Accounts payable                                                              $      104,194    $      264,959
     Accrued expenses                                                                     190,983           232,017
     Customer deposits                                                                     23,000            30,000
                                                                                   --------------    --------------
           Total current liabilities                                                      318,177           526,976

LONG TERM LIABILITIES:
     Advance royalty payment                                                            2,000,000                 -

COMMITMENTS AND CONTINGENCIES                                                                   -                 -

REDEEMABLE SERIES B PREFERRED STOCK - 4,500,000 shares of $.001 par value authorized, 4,481,396 shares and 2,443,815 shares issued and
     outstanding in 2002 and 2001, respectively                                         9,114,144         6,261,965

SHAREHOLDERS' EQUITY (DEFICIENCY):
     Series C preferred stock: 65,000 shares of $.001 par value authorized,
            21,614 shares issued and outstanding                                        1,049,104         1,049,104
     Warrants for purchase of 200 shares of Series C preferred stock in 2001                    -             4,566
     Common stock: 15,000,000 shares of $.001 par value authorized,
            8,830,546 shares issued and outstanding in 2001 - PC Lens Corp                      -             1,286
     Common stock: 30,000,000 shares of $.001 par value authorized,
            13,804,699 shares issued and outstanding                                       13,805            13,805
     Paid-in capital                                                                    6,237,651         6,164,389
     Accumulated deficit                                                              (16,860,660)      (10,997,015)
                                                                                   --------------    --------------
           Total shareholders' equity (deficiency)                                     (9,560,100)       (3,763,865)
                                                                                   --------------    --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)                            $    1,872,221    $    3,025,076
                                                                                   ==============    ==============

     See notes to consolidated financial statements.

                          PRESBY CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Years ended December 31,
                                                  2002            2001            2000
                                              ------------    ------------    ------------
REVENUES                                      $          -    $    230,250    $  1,311,918

COST OF SALES                                            -         223,575         522,856
                                              ------------    ------------    ------------

GROSS PROFIT                                             -           6,675         789,062

OPERATING EXPENSES:
   Selling, general and administrative             952,422       1,230,541       1,210,592
   Salary and related expenses                   1,178,088       1,446,157         946,313
   Instrument upgrade costs                              -         364,695         100,215
   Inventory adjustment costs                      128,059               -               -
   Professional services                           534,432       1,231,176         696,188
   Research and development                        166,949         339,289         213,058
   Depreciation and amortization                   123,403         118,789          96,509
                                              ------------    ------------    ------------

LOSS FROM OPERATIONS                            (3,083,353)     (4,723,972)     (2,473,813)

OTHER INCOME (EXPENSE):
   Interest income                                  20,577         171,367         265,130
   Legal settlement                                      -         115,094               -
   Other income (expense)                             (325)        (13,600)         18,497
                                              ------------    ------------    ------------
      Total                                         20,252         272,861         283,627
                                              ------------    ------------    ------------
NET LOSS                                        (3,063,101)     (4,451,111)     (2,190,186)

Accretion of discount on preferred stock           (23,482)        (23,501)        (35,708)
Accrued dividends on preferred stock            (2,777,062)       (594,106)       (402,595)
                                              ------------    ------------    ------------

NET LOSS APPLICABLE TO COMMON SHARES          $ (5,863,645)   $ (5,068,718)   $ (2,628,489)
                                              ============    ============    ============

NET LOSS PER SHARE APPLICABLE TO COMMON
   SHARES - BASIC AND DILUTED                 $      (0.42)   $      (0.37)   $      (0.19)
                                              ============    ============    ============

AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING - BASIC AND DILUTED              13,804,699      13,796,931      13,539,053
                                              ============    ============    ============

     See notes to consolidated financial statements.

                          PRESBY CORP AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2002

                                                                SERIES B             PREFERRED STOCK            SERIES C
                                                             PREFERRED STOCK    -------------------------    PREFERRED STOCK
                                                                WARRANTS          SHARES        AMOUNT          WARRANTS
                                                             ---------------    -----------   -----------    ---------------
COMBINED BALANCES AT DECEMBER 31, 1999                       $       188,565              -   $         -    $             -
Exercise of Series B preferred stock warrants                       (188,565)
Sales of Series C preferred stock and warrants
   (net of $200,867 of expenses)                                                     21,400                          913,386
Beneficial conversion feature of Series C preferred stock
Accretion of Series C preferred stock beneficial
   conversion feature                                                                           1,025,747
Sale of common stock (net of $217,299 of expenses)
Exercise of stock options
Accretion of discount on Series B preferred stock
Accrued dividends on Series B preferred stock
Net loss
                                                             ---------------    -----------   -----------    ---------------
COMBINED BALANCES AT DECEMBER 31, 2000                                     -         21,400     1,025,747            913,386
Exercise of Series C preferred stock warrants
   (net of $2,609 of expenses)                                                          214        23,357             (4,566)
Expiration of Series C preferred stock warrants                                                                     (904,254)
Sale of common stock (net of $11,595 of expenses)
Exercise of stock options
Stock options granted
Accretion of discount on Series B preferred stock
Accrued dividends on Series B preferred stock
Net loss
                                                             ---------------    -----------   -----------    ---------------
COMBINED BALANCES AT DECEMBER 31, 2001                                     -         21,614     1,049,104              4,566
Accrued dividends on Series B preferred stock
Series B preferred stock issued in lieu of accrued
   dividends and in lieu of payment of dividends
Series B preferred stock issued in lieu of service fee due
   to RAS Service LP
Expiration of Series C preferred stock warrants                                                                       (4,566)
Stock options granted
Acquisition of common stock of PC Lens Corp by Presby Corp
Accretion of discount on Series B preferred stock
Net loss
                                                             ---------------    -----------   -----------    ---------------
CONSOLIDATED BALANCES AT DECEMBER 31, 2002                   $             -         21,614   $ 1,049,104    $             -
                                                             ===============    ===========   ===========    ===============

                                                                     PC LENS CORP                    PRESBY CORP
                                                                     COMMON STOCK                    COMMON STOCK
                                                             ----------------------------    ---------------------------
                                                                SHARES          AMOUNT          SHARES         AMOUNT
                                                             ------------    ------------    ------------   ------------
COMBINED BALANCES AT DECEMBER 31, 1999                          8,830,546    $      1,286      13,164,340   $     13,164
Exercise of Series B preferred stock warrants
Sales of Series C preferred stock and warrants
  (net of $200,867 of expenses)
Beneficial conversion feature of Series C preferred stock
Accretion of Series C preferred stock beneficial
  conversion feature
Sale of common stock (net of $217,299 of expenses)                                                621,609            622
Exercise of stock options                                                                           2,000              2
Accretion of discount on Series B preferred stock
Accrued dividends on Series B preferred stock
Net loss
                                                             ------------    ------------    ------------   ------------
COMBINED BALANCES AT DECEMBER 31, 2000                          8,830,546           1,286      13,787,949         13,788
Exercise of Series C preferred stock warrants
  (net of $2,609 of expenses)
Expiration of Series C preferred stock warrants
Sale of common stock (net of $11,595 of expenses)                                                  11,500             12
Exercise of stock options                                                                           5,250              5
Stock options granted
Accretion of discount on Series B preferred stock
Accrued dividends on Series B preferred stock
Net loss
                                                             ------------    ------------    ------------   ------------
COMBINED BALANCES AT DECEMBER 31, 2001                          8,830,546           1,286      13,804,699         13,805
Accrued dividends on Series B preferred stock
Series B preferred stock issued in lieu of accrued
  dividends and in lieu of payment of dividends
Series B preferred stock issued in lieu of service fee due
  to RAS Service LP
Expiration of Series C preferred stock warrants
Stock options granted
Acquisition of common stock of PC Lens Corp by Presby Corp     (8,830,546)         (1,286)
Accretion of discount on Series B preferred stock
Net loss
                                                             ------------    ------------    ------------   ------------
CONSOLIDATED BALANCES AT DECEMBER 31, 2002                              -    $          -      13,804,699   $     13,805
                                                             ============    ============    ============   ============

                                                                PAID-IN        ACCUMULATED
                                                                CAPITAL          DEFICIT           TOTAL
                                                             -------------    -------------    -------------
COMBINED BALANCES AT DECEMBER 31, 1999                       $   1,676,507    $  (3,299,808)      (1,420,286)
Exercise of Series B preferred stock warrants                                                       (188,565)
Sales of Series C preferred stock and warrants
  (net of $200,867 of expenses)                                  1,025,747                         1,939,133
Beneficial conversion feature of Series C preferred stock       (1,025,747)                       (1,025,747)
Accretion of Series C preferred stock beneficial
  conversion feature                                                                               1,025,747
Sale of common stock (net of $217,299 of expenses)               3,359,931                         3,360,553
Exercise of stock options                                               84                                86
Accretion of discount on Series B preferred stock                                   (35,708)         (35,708)
Accrued dividends on Series B preferred stock                                      (402,595)        (402,595)
Net loss                                                                         (2,190,186)      (2,190,186)
                                                             -------------    -------------    -------------
COMBINED BALANCES AT DECEMBER 31, 2000                           5,036,522       (5,928,297)       1,062,432
Exercise of Series C preferred stock warrants
  (net of $2,609 of expenses)                                                                         18,791
Expiration of Series C preferred stock warrants                    904,254                                 -
Sale of common stock (net of $11,595 of expenses)                   63,143                            63,155
Exercise of stock options                                              220                               225
Stock options granted                                              160,250                           160,250
Accretion of discount on Series B preferred stock                                   (23,501)         (23,501)
Accrued dividends on Series B preferred stock                                      (594,106)        (594,106)
Net loss                                                                         (4,451,111)      (4,451,111)
                                                             -------------    -------------    -------------
COMBINED BALANCES AT DECEMBER 31, 2001                           6,164,389      (10,997,015)      (3,763,865)
Accrued dividends on Series B preferred stock                                      (322,195)        (322,195)
Series B preferred stock issued in lieu of accrued
  dividends and in lieu of payment of dividends                                  (2,454,867)      (2,454,867)
Series B preferred stock issued in lieu of service fee due
  to RAS Service LP                                                 60,642                            60,642
Expiration of Series C preferred stock warrants                      4,566                                 -
Stock options granted                                                7,650                             7,650
Acquisition of common stock of PC Lens Corp by Presby Corp             404                              (882)
Accretion of discount on Series B preferred stock                                   (23,482)         (23,482)
Net loss                                                                         (3,063,101)      (3,063,101)
                                                             -------------    -------------    -------------
CONSOLIDATED BALANCES AT DECEMBER 31, 2002                   $   6,237,651    $ (16,860,660)      (9,560,100)
                                                             =============    =============    =============

     See notes to consolidated financial statements.

                          PRESBY CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Years ended December 31,
                                                                                  2002            2001            2000
                                                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                      $ (3,063,101)   $ (4,451,111)   $ (2,190,186)
Adjustments to reconcile net loss to net cash used by operating activities:
   Non-cash items in net loss:
   Depreciation and amortization                                                   123,403         118,789          96,509
   Loss on disposal of equipment                                                    66,951             600          15,026
   Loss on write-down of inventory                                                 128,059               -               -
   Loss on write-down of deferred offering expenses                                128,200               -               -
   Compensation cost due to stock options granted                                    7,650         160,250               -
   Reserve on notes receivable                                                           -               -          25,000
Cash provided (used) by working capital items:
   Accounts receivable                                                             123,765        (101,544)         67,957
   Inventories                                                                       4,532         307,878         (70,922)
   Prepaid expenses                                                                (29,180)       (150,417)          9,894
   Accounts payable, accrued expenses and other liabilities                        (96,522)        125,662          10,155
   Advance royalty                                                               2,000,000               -               -
                                                                              ------------    ------------    ------------
NET CASH USED BY OPERATING ACTIVITIES                                             (606,243)     (3,989,893)     (2,036,567)
                                                                              ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property and equipment                                             (16,155)        (99,802)        (68,347)
   Additions to patents costs and trademarks                                      (365,805)       (269,558)       (197,856)
   Purchase of common stock of PC Lens Corp                                           (882)              -               -
                                                                              ------------    ------------    ------------
NET CASH USED BY INVESTING ACTIVITIES                                             (382,842)       (369,360)       (266,203)
                                                                              ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Sale of Series B preferred stock                                                      -               -       1,999,878
   Sale of Series C preferred stock and warrants                                         -          18,791       1,939,133
   Sale of common stock                                                                  -          63,155       3,360,553
   Exercise of common stock options                                                      -             225              86
   Deferred offering expenses                                                     (194,447)              -               -
                                                                              ------------    ------------    ------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                  (194,447)         82,171       7,299,650
                                                                              ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (1,183,532)     (4,277,082)      4,996,880
     Cash and Cash Equivalents, beginning of year                                1,450,712       5,727,794         730,914
                                                                              ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                        $    267,180    $  1,450,712    $  5,727,794
                                                                              ============    ============    ============

     See notes to consolidated financial statements.

                          PRESBY CORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 2002, 2001 AND 2000

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Presby Corp ("Presby") and PC Lens Corp ("PCL") (collectively referred to as the "Company"). The financial statements are consolidated because Presby reacquired all the outstanding stock of PCL in August 2002. The reacquisition of PCL was accounted for as a pooling since the acquisition was of an entity under common control. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

BUSINESS: Presby was formed primarily to develop a patented medical device and the surgical technique to treat presbyopia, open angle glaucoma and ocular hypertension in the human eye. Presby conducted training seminars and sold the device and the surgical instruments necessary to optimize the surgical technique. Presby conducted research and development, packaging and shipping activities at its Denison, Texas facility and at its Dallas, Texas headquarters. Sale of Presby's medical device product is currently restricted to international markets while Presby seeks approval of the device in the United States by the Food and Drug Administration (the "FDA"). Presby is also developing a device to be used in the treatment of age-related macular degeneration ("ARMD").

     In March 2002, Presby executed an agreement to license its primary intellectual property and products to CIBA Vision ("CIBA"), the eye care unit of Novartis AG. Under the agreement (the "CIBA Agreement"), CIBA has licensed exclusive rights in international markets to Presby's patents related to the treatment of presbyopia, ocular hypertension and primary open angle glaucoma. At closing, CIBA paid $2,000,000 in advance royalties and has certain rights to purchase equity in Presby if Presby obtains certain investments from third parties. Subject to certain conditions, CIBA must purchase equity in Presby to obtain exclusive license rights to Presby's patents in the United States. CIBA will market and sell the products worldwide at its expense, participate in the management of and participate in the cost of FDA clinical trials and fund potential costs associated with mutually agreed legal protection of the related patents. CIBA will pay Presby a percentage royalty on its net sales of all patented products and make certain payments on milestones achieved by Presby. CIBA is also required to pay Presby certain minimum royalties to maintain its exclusive license rights. After a transition period, CIBA will also assume manufacturing and all associated costs. Presby continues to own all of its patent rights and did not license to CIBA the patent rights associated with its macular degeneration device. In conjunction with this agreement, Presby ceased all direct marketing of the licensed products. CIBA intends to market Presby's products under its own brand with reference to Presby on the packaging.

     PCL was formed primarily to develop a patented single element variable focus lens ("SEVFL") technology. PCL has had no revenue for the three years ended December 31, 2002. In August 2002, a contract with a licensing agent to market the technology expired. During 2002, Presby determined that it should no longer continue to fund the operations of PCL on a promissory note basis and that it should repurchase the outstanding stock of PCL. PCL had no source of funding other than Presby. The holders of PCL common stock agreed to sell the common stock back to Presby at a price per share less than par value. Presby completed the purchase of all the outstanding common stock of PCL in August 2002 at a total cost of $882.

     The Company has determined that it currently operates in one segment, development of optical technologies.

MANAGEMENT ESTIMATES AND SIGNIFICANT RISKS AND UNCERTAINTIES: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     The Company is subject to a number of risks and can be affected by a variety of factors. For example, management of the Company believes that any of the following factors could have a significant negative effect on the Company's future financial position, results of operations and cash flows: failure to keep pace with changes in the marketplace; failure to develop and commercialize new products or product enhancements; lack of growth in demand or future acceptance of the Company's products; risks associated with product liability and product defects and errors; intense competition with other companies with greater financial, technical and marketing resources; failure of the Company or CIBA to obtain or maintain necessary FDA clearances or approvals for products; failure to protect intellectual property; and litigation or other claims against the Company. Management of the Company did not believe that, at December 31, 2002, the Company had adequate funds to enable it to continue as a going concern beyond the end of 2003. However, in March 2003, Presby completed a merger with another company and a private placement of stock as part of a series of transactions and, as a result, the Company now has adequate funds to continue operations through 2003 including the ability to continue to fund Presby's FDA trials (see Note 10).

CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist principally of amounts held in demand deposit accounts and amounts invested in financial instruments with initial maturities of three months or less at the time of purchase.

INVENTORIES: Inventories were valued at the lower of cost (determined using an average cost method) or market. During 2002, as a result of the CIBA agreement, Presby wrote off its remaining inventory at a cost of $128,059 as CIBA will be producing the devices and surgical instruments under their brand name and, for the most part, will not be using any of devices or surgical instruments in Presby's inventory.

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is computed once an asset is placed in service using the straight-line method at rates designed to distribute the cost of the asset over its estimated useful life of 3 to 10 years for furniture and equipment. Amortization of leasehold improvements is included in depreciation and amortization expense and is based on the lesser of the asset's useful life or the projected term of the lease. Cost to maintain property and equipment are charged to expense as incurred. During 2002, the Company wrote off a substantial portion of its fixed assets as a result of downsizing its staff and office space in conjunction with the business changes contemplated in the CIBA Agreement. The loss from the disposal of excess fixed assets was $66,951. Property and equipment consisted of the following at December 31, 2002 and 2001:

                                                               2002        2001
                                                            ---------------------
          Furniture and equipment                           $  51,614   $ 251,873
          Leasehold improvements                                    -      33,901
                                                            ---------------------
          Total                                                51,614     285,774
          Less accumulated deprecation and amortization        29,019     168,938
                                                            ---------------------
          Property and equipment, net                       $  22,595   $ 116,836
                                                            =====================

DEFERRED PATENT AND TRADEMARK COSTS: Costs incurred in relation to patent and trademark applications are capitalized as deferred patent and trademark costs and amortized over 17 years or the legal life of the patent or trademark. If it is determined that a patent or trademark will not be issued, the related application costs are charged to expense at the time such determination is made.

                                               Costs      Amortization        Net
                                           ------------------------------------------
     Presby Patents                        $  1,167,714   $    188,981   $    978,733
     Presby Trademarks                          123,415         29,036         94,379
     PCL Patents                                250,892         46,806        204,086
                                           ------------------------------------------
     Balance at December 31, 2002          $  1,542,021   $    264,823   $  1,277,198
                                           ==========================================

     Presby Patents                        $    867,727   $    129,115   $    738,612
     Presby Trademarks                          112,158         22,114         90,044
     PCL Patents                                196,347         33,652        162,695
                                           ------------------------------------------
     Balance at December 31, 2001          $  1,176,232   $    184,881   $    991,351
                                           ==========================================

Amortization expense was $79,958, $61,262 and $47,515 for the years ended December 31, 2002, 2001 and 2000, respectively. The estimated aggregate amortization expense for each of the succeeding five fiscal years will be approximately $90,700 each year.

LONG-LIVED ASSETS: The Company reviews long-lived assets and identifiable intangibles for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to the undiscounted expected future cash flows generated by the asset. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the amount by which the carrying value exceeds the estimated fair value of the asset. Management believes that no impairment existed at December 31, 2002. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded value due primarily to their short-term nature.

REVENUE RECOGNITION: Presby has three main sources of revenue: product sales and seminar revenues prior to 2002 and royalty revenues beginning with the CIBA contract that was effective in March 2002. Revenue in each of these categories is recognized when the following four criteria are met:

  -  Persuasive evidence of an arrangement exits;
  -  Delivery has occurred or services have been rendered;
  -  The selling price is fixed or determinable; and
  -  Collectibility is reasonably assured.

Title passes to the buyer when goods are shipped for product sales. Seminar revenue is recognized upon performance of the service. Royalty and milestone revenue will be recognized when earned under the CIBA agreement. Presby's products are sold without warranty or the right to return. However, Presby has established a liability of $50,000 for possible replacement, at cost, of the patented medical device previously shipped which may not be usable due to package dating or as a result of the CIBA Agreement.

     In March 2002, Presby received $2,000,000 in advance royalties that have been deferred. This amount will be deducted from Presby's future earned royalties at the rate of $125,000 per quarter starting in the second year after the date of the CIBA Agreement.

RESEARCH AND DEVELOPMENT COSTS: Research and development costs, including the costs of certain specialized equipment, are incurred to establish feasibility and to develop the Company's products and are charged to operations.

STOCK-BASED COMPENSATION: In January 2002, Presby elected to adopt the fair value based method of accounting for stock-based compensation as defined in Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation". Presby has elected to report the change in accounting principle using the modified prospective method as outlined in SFAS. No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" (see below). Under this method, the stock-based employee compensation expense charged against earnings for the year ended December 31, 2002, is computed as if the fair value based accounting method had been used to account for all employee awards granted, modified or settled in fiscal years beginning after December 15, 1994. For the years ended December 31, 2001 and 2000, the compensation expense recorded with respect to stock option grants to Presby's employees used the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). For these two fiscal years, Presby must make pro forma disclosures of net income as if the fair value based method of accounting defined in SFAS No. 123 had been applied. See Note 5.

INCOME TAXES: Deferred tax assets and liabilities are established for temporary differences between financial statement carrying amounts and the taxable basis of assets and liabilities using rates currently in effect. A valuation allowance is established for any portion of a deferred tax asset for which realization is not likely. The deferred tax asset is reviewed periodically to determine the amount considered realizable.

LOSS PER SHARE: The net loss applicable to common shares was used in the calculation of earnings per share for both basic and diluted loss per share. There was no adjustment for the calculation of diluted loss per share for dividends accrued on the shares of Series B convertible preferred stock outstanding as they were anti-dilutive for the three years ended December 31, 2002. The weighted average number of common shares outstanding for calculation of basic and diluted earnings per share was also the same. Options to purchase 346,350 shares in 2002, 406,425 in 2001 and 386,675 in 2000 were not included in the computation of diluted earnings per share as the effect of including the options in the calculation would be anti-dilutive. Conversion of the Company's preferred stock was also not included in the calculation of diluted earnings per share as it would also have been anti-dilutive.

COMPREHENSIVE LOSS: For all years presented, comprehensive loss is equal to net loss.

RECLASSIFICATIONS: Certain previously reported amounts have been reclassified to conform to current year presentations.

DEFERRED OFFERING EXPENSES: Presby has deferred certain costs associated with common and preferred stock offerings until the offers are completed and the deferred expenses are offset against the proceeds received from the offerings. The balance of deferred offering expenses outstanding at December 31, 2001 was written-off during the year ended December 31, 2002 as a result of the cancellation of the offering. Deferred offering expenses at December 31, 2002 relate to a transaction whereby Presby, for accounting purposes, acquired another company in March 2003. See Note 10.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS: In June 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141, among other things, eliminates the pooling of interests method of accounting for business acquisitions entered into after June 30, 2001. SFAS No. 142 requires companies to use a fair-value approach to determine whether there is impairment of existing and future goodwill. In August 2001, the FASB issued SFAS No. 144 "Accounting for Impairment of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and APB No. 30 "Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and combines the two accounting models into a single model based on the framework established in SFAS No. 121. The Company was required to implement these pronouncements for the fiscal year beginning January 1, 2002. The implementation of these pronouncements did not have a material impact on the Company's results of operations or financial condition.

     In June 2001, the FASB also issued SFAS No. 143 "Accounting for Asset Retirement Obligations" which addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. The Company has elected the early adoption of this standard effective January 1, 2002. There was no impact on the Company's results of operations or financial condition as a result of the early adoption of the standard.

     In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 13 is amended to eliminate any inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to leaseback transactions. This statements also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company will be required to adopt this standard in its fiscal year beginning January 1, 2003. The Company does not believe that there will be a material impact on its results of operations or financial condition as a result of the adoption of this standard.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. This standard will not have a material impact on the Company's results of operations or financial condition.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements and initial measurement requirements of FIN45 are effective prospectively for guarantees issued or modified after December 31, 2002. The Company is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, the pronouncement is currently not applicable to the Company.

     In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure". This statement amends SFAS No. 123 (see "Stock-Based Compensation" above) and provides for alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. Presby adopted this pronouncement effective January 1, 2002. The adoption did not have a material impact on the Company's results of operations or financial condition.

NOTE 2. SUPPLEMENTAL CASH FLOW AND BALANCE SHEET INFORMATION

     The Company did not pay any interest expense or income taxes during the three years ended December 31, 2002. The following non-cash activities occurred during the years ended December 31, 2002, 2001 and 2000:

                                                                                   2002          2001          2000
                                                                               ---------------------------------------
Accretion of discount on Series B preferred stock                              $    23,482   $    23,501   $    35,708
Accrual of dividends on Series B preferred stock                                   322,195       594,106       402,595
Preferred stock issued in lieu of dividends on Series B preferred stock          2,454,867             -             -
Series B preferred stock issued to RAS Service LP in lieu of service fee due       112,277             -             -
Accretion of beneficial conversion feature on Series C preferred stock                   -             -     1,025,747

     The following are the details of accrued expenses at December 31, 2002 and 2001:

                                                                                                 2002          2001
                                                                                             -------------------------
Accrued salaries, wages and benefits                                                         $    46,848   $    39,990
Liability for possible replacement of product already shipped (see Note 1)                        50,000        50,000
Accrued fees due to RAS Service LP                                                                     -       112,277
Audit fee accrual                                                                                 45,000        26,000
Accrual of amount due on former office lease                                                      48,000             -
Other                                                                                              1,135         3,750
                                                                                             -------------------------
  Total accrued expenses                                                                     $   190,983   $   232,017
                                                                                             =========================

NOTE 3. REDEEMABLE PREFERRED STOCK

     In April 1998, Presby designated 4,400,000 shares of $.001 par value preferred stock as Series B and entered into a securities purchase agreement (the "Agreement") with certain investors (the "Investors"). Under this Agreement, Presby sold 977,526 shares of Series B preferred stock and 977,526 warrants for a total of $2,000,018 in 1998. The Series B preferred stock was originally presented net of issue expenses and the value assigned to the warrants together aggregating $421,528. In February 1999, Presby sold an additional 488,763 shares of Series B preferred stock for $1,000,009 under the Agreement. In April 2000, the holders of the Series B warrants exercised their option to purchase 977,526 shares of Series B preferred stock for approximately $2,000,000. The remaining discount of $54,791 at December 31, 2002 will be accreted through May 2005.

     Each share of voting Series B preferred stock was initially convertible at any time into 2.1 shares of Presby's common stock (increased to 2.52 shares during 2001 related to Presby not achieving certain performance goals) and will automatically be converted into 2.52 shares of Presby's common stock upon the closing of a public offering of Presby's stock with proceeds exceeding $20 million. Each share initially bore cumulative annual dividends of 10% (increased to 12% in 2001 related to Presby not achieving certain performance goals and subject to decrease for payments related to a service agreement (see below). Dividends were accrued for payment but deferred until October 31, 2002. In the event of liquidation of Presby, whether voluntary or involuntary, the holders of the Series B preferred stock are entitled to receive $2.046 per share (subject to adjustment) plus unpaid dividends prior to any distributions to the common stockholders. Presby could distribute the dividends in cash or additional shares of Series B preferred stock. The Series B preferred stock is redeemable at the option of the holders after May 1, 2005.

     Presby reached an agreement with the Investors in July 2002 (the "New Agreement") whereby Presby issued 2,012,344 shares of Series B preferred stock in lieu of accrued dividends on the Series B preferred stock and in lieu of any future dividends on the Series B preferred stock. The shares issued were valued at par value and the value of the shares over the amount of dividends accrued as of July 15, 2002 of $2,454,867 was accounted for as additional dividends on the Series B preferred stock. The New Agreement did not change the conversion ratio or the date at which the Series B preferred stock could be redeemed. However, under the New Agreement, no future dividends will be accrued. Presby designated an additional 100,000 shares of $.001 par value preferred stock as Series B at the time of this transaction.

     In addition, the New Agreement amended the automatic conversion feature of the Series B preferred stock by adding a provision that if the Company completed a sale of common stock where the aggregate gross proceeds to the Company were at least $5 million, the Series B preferred stock would automatically be converted. The private placement discussed in Note 10 triggered the automatic conversion in March 2003.

     Presby also entered into a service agreement with an entity, RAS Service LP ("Service LP"), owned by the Investors and certain employees and shareholders of Presby. The service agreement required payments to Service LP by Presby based on Presby's sales levels. The dividends on the Series B preferred stock were reduced by 85% of these payments. At December 31, 2001 accrued expenses included $112,277 due under the service agreement. In conjunction with the deferral of the dividend until October 31, 2002, the payments under the service agreement were also deferred until October 31, 2002, and the term of the service agreement was extended until December 31, 2006. In July 2002, the service agreement was cancelled, and Presby issued 25,237 shares to Service LP in lieu of the $112,277 service fee due. The difference in the value of the shares at par value and the amount due Service LP of $60,642 was added to paid-in capital.

NOTE 4. SHAREHOLDERS' EQUITY

     Presby had authorized 65,000 shares of Series C preferred stock and 30,000,000 shares of common stock at December 31, 2002.

     In June 2000, Presby designated 65,000 shares of $.001 par value preferred stock as Series C and entered into a securities purchase agreement (the "C Agreement") with certain investors. Under the C Agreement, Presby sold 21,400 shares of Series C preferred stock and warrants exercisable for 40,000 additional shares of Series C preferred stock for a total of $2,140,000 before expenses of $200,867 in 2000. In determining the value of the Series C preferred stock and the Series C warrants, the net proceeds were allocated based on their relative fair values. Presby allocated $913,386 of the proceeds to the warrants and $1,025,747 to a beneficial conversion feature calculated at the issuance date of the Series C preferred stock based on the difference between the conversion price per share and the estimated market value of Presby's common stock in June 2000. Presby has accreted $1,025,747 related to the beneficial conversion feature of the Series C preferred stock during 2000. The Series C preferred stockholders have the right to convert at the option of each holder into shares of Presby's common stock.

     Each share of voting Series C preferred stock is initially convertible at any time into 21 shares of Presby's common stock and will automatically be converted into 21 shares of Presby's common stock upon the closing of a public offering of Presby's stock, the defined trading of Presby's common stock, or the conversion of a majority of the Series B preferred stock into common stock. In the event of liquidation of Presby, whether voluntary or involuntary, the holders of the Series C preferred stock are entitled to receive $100 per share (subject to adjustment) after required distributions to holders of Series B Preferred stock but prior to any distributions to the common stockholders. In June 2001, the holders exercised warrants for the purchase of 214 shares of Series C preferred stock at $100 per share. At December 31, 2002, no warrants to purchase Series C preferred stock remained outstanding.

NOTE 5. STOCK OPTION PLAN

     In July 1997, Presby's Board of Directors adopted the 1997 Stock Option Plan (the "Plan"). The Plan provides for the issuance of incentive stock options and non-qualified stock options to key employees, directors and independent contractors of Presby. The total number of shares of common stock authorized and reserved for issuance under the Plan is 1,680,000 shares. The exercise price for each incentive stock option granted under the Plan may not be less than the fair market value of the common stock on the date of the grant (unless the optionee owns greater than 10% of the total combined voting power of all classes of capital stock of Presby, in which case the exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant). Unless otherwise determined by the Board, incentive and non-qualified stock options granted under the Plan have a maximum duration of ten and fifteen years, respectively, and vest in up to four equal installments.

     In April 2001, Presby awarded options to purchase 25,000 shares of common stock at $.09 per common share to an officer in conjunction with an employment agreement. The employment agreement also required Presby to issue options to purchase up to an additional 25,000 common shares depending on certain performance criteria. In March 2002, options to purchase an additional 15,000 shares were issued as certain performance criteria were met. As a result of the adoption of SFAS 123, the options issued in March 2002 were valued using the fair value based accounting method prescribed by SFAS 123. Compensation expense of $7,650 was recognized for the year ended December 31, 2002 related to the stock options issued. The options issued in April 2001 were valued using the intrinsic value method specified by APB 25 as the difference between the exercise price and the most recent sale price, $6.41 per share, of the underlying shares subject to purchase under the agreement. Presby recorded $160,250 in compensation expense in conjunction with the issuance of the options awarded in April 2001.

     The following table summarizes the information with respect to stock options for the three years ended December 31, 2002 and changes during the years then ended:

                                                                      Year Ended December 31,
                                                2002                            2001                            2000
                                    ---------------------------------------------------------------------------------------------
                                                      Weighted                        Weighted                        Weighted
                                                       Average                         Average                         Average
                                       Shares      Exercise Price      Shares      Exercise Price      Shares      Exercise Price
                                    ---------------------------------------------------------------------------------------------
   Outstanding, beginning of year        406,425    $      0.046         386,675    $      0.043         388,675    $      0.043
   Granted                                15,000    $      0.090          25,000    $      0.090               -
   Exercised                                   -                          (5,250)   $      0.043          (2,000)   $      0.043
   Canceled or expired                   (75,075)   $      0.043               -                                               -
                                    ------------                    ------------                    ------------
   Outstanding, end of year              346,350    $      0.048         406,425    $      0.046         386,675    $      0.043
                                    ============                    ============                    ============

   Exercisable, end of year              306,350                         381,423                         386,675
                                    ============                    ============                    ============

     The fair value of each option grant was estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted average assumptions were used in valuing options granted in 2002 and 2001 (there were no grants in 2000):

                                                          2002            2001
                                                    ------------------------------
                    Expected dividend yield              0.00%          0.00%
                    Expected volatility                 69.80%         49.90%
                    Risk-free interest rate              4.88%          4.26%
                    Expected option lives               10.00 years    10.00 years

     The fair value of options issued in 2002 was approximately $0.51 per share and in 2001 was approximately $6.44 per share.

     SFAS No. 123 "Accounting for Stock-Based Compensation" requires disclosure of the pro forma effect on net income if a company continues to account for stock options under the provisions of APB 25 (see Note 1) rather than the alternative fair value accounting provided under SFAS No. 123. As a result of adopting SFAS No. 123 in 2002 using the modified prospective method under the provisions of SFAS No. 148, the net loss for the year ended December 31, 2002, which includes a charge of $7,650 related to stock-based compensation, is not different from the net loss that would have been recognized had SFAS No. 123 been adopted at its inception. The following table illustrates the effect on net loss and net loss per share had compensation cost for Presby's stock options been determined based upon the fair value at the date of grant for such awards consistent with the provisions of SFAS No. 123.

                                                                                     Year ended December 31,
                                                                          --------------------------------------------
                                                                              2002            2001            2000
                                                                          --------------------------------------------
Net loss applicable to common shares as reported                          $ (5,863,645)   $ (5,068,718)   $ (2,628,489)
Add:    Stock-based employee compensation expense included in net loss
        applicable to common shares                                              7,650         160,250               -
Deduct: Stock-based employee compensation expense determined under
        fair value based methods                                                (7,650)       (161,000)              -
                                                                          --------------------------------------------
Pro forma net loss applicable to common shares                            $ (5,863,645)   $ (5,069,468)   $ (2,628,489)
                                                                          ============================================

Net loss per share applicable to common shares - basic and diluted        $      (0.42)   $      (0.37)   $      (0.19)
                                                                          ============================================

     The following table summarizes outstanding options by exercise price and by weighted average years left to exercise:

                                                                            December 31, 2002
                                                          -----------------------------------------------------
                                                               Options Outstanding       Options Exercisable
                                                          -----------------------------------------------------
                                                                           Weighted                 Weighted
                                                                            Average                  Average
                                                                             Years                    Years
                                                                            Left to                  Left to
                         Exercise Prices                      Shares       Exercise      Shares     Exercise
          -----------------------------------------------------------------------------------------------------
                             $ 0.043                           306,350        4.6        306,350       4.6
                             $ 0.090                            40,000        8.6              -
                                                             ---------                 ---------
                                                               346,350        5.0        306,350       4.6
                                                             =========                 =========
          Weighted average exercise price                    $   0.048                 $   0.043
                                                             =========                 =========

NOTE 6. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal proceedings arising in the normal course of business. Management believes the outcome of these maters will not materially affect the financials position, operating results or cash flows of the Company.

     Presby leases its facilities in Dallas, Texas and Dennison, Texas. Total lease expense was approximately $204,000, $141,000 and $117,000 for the years ended December 31, 2002, 2001 and 2000, respectively. There were no leases with remaining terms of one year or more at December 31, 2002.

     In 2001, the Company received $115,094, net of legal fess, related to a legal settlement in defense of one of the Company's patents. Two additional settlements also in the defense of the Company's patents resulted in a net expense when netted against the associated legal expenses incurred in 2001.

     Presby carries product liability insurance coverage with a limit of $10,000,000 per occurrence and in the aggregate.

     A supplier has indicated to Presby that it believes Presby has a firm order for 150 surgical instruments. Management of Presby does not believe that there is a firm order and that it has no obligation to the supplier.

     Certain physicians may have purchased surgical kits in anticipation of taking part in future FDA trials. As a result of the CIBA Agreement, CIBA will be selecting those physicians who actually participate. While the physicians were aware that the product was not yet approved for use in the United States, and that Presby did not sell the surgical kit with a right of refund, several of these physicians have informed Presby that if they are not selected to participate in the clinical trials, they will be seeking a refund. Presby is currently unable to determine the amount of liability, if any, that may arise from these claims.

NOTE 7. OTHER RELATED PARTY TRANSACTIONS

     Presby leases its Dennison, Texas facility under a monthly operating lease agreement with certain shareholders. Total rent expense for the operating lease amounted to $48,000 for each of the three years ended December 31, 2002.

     Presby's leased its former Dallas, Texas facilities from a substantial holder of its Series B preferred stock. Due to downsizing of its staff in conjunction with the business changes contemplated in the CIBA Agreement, Presby negotiated a settlement with its former lessor to abandon that lease for a smaller facility. Under the contract, lease payments to the lessor of approximately $98,000 for the period from January through December 2003 were still due. Presby negotiated a reduced lease payment of $48,000 to the lessor. The $48,000 liability was accrued in other accrued liabilities at December 31, 2002.

NOTE 8. INCOME TAXES

     No provision for income taxes has been recognized for the three years ended December 31, 2002 as the Company incurred net operating losses for income tax purposes. The Company did not record any federal income tax benefit for its losses because of the uncertainty of realizing its deferred tax assets. The Company has adjusted the valuation allowance to maintain a full valuation allowance against the net deferred tax assets.

     Deferred tax assets and liabilities consist of the following:

                                                             Year Ended December 31,
                                                          ----------------------------
                                                               2002           2001
                                                          ----------------------------
               Deferred tax assets:
                 Net operating loss carryforwards         $  3,384,800    $  2,997,300
                 Advance royalty                               680,000               -
                 Stock option compensation                      57,100          54,500
                 Fixed assets and reserves                      20,000          48,600
                                                          ----------------------------
               Net deferred tax asset                        4,141,900       3,100,400
               Valuation allowance                          (4,141,900)     (3,100,400)
                                                          ----------------------------
               Recognized net deferred tax asset          $          -    $          -
                                                          ============================

     The increase in the deferred tax asset valuation allowance for the year ended December 31, 2002 was $1,041,500.

     At December 31, 2002, the Company has net operating loss carryforwards of approximately $10.0 million for income tax purposes. These net operating loss carryforwards begin to expire in 2009 and may be limited in their use due to significant changes in the Company's ownership (see Note 10).

     The difference between the Company's effective tax rate and the federal statutory rate of 34% are as follows:

                                                           Years Ended December 31,
                                                          -------------------------
                                                          2002       2001      2000
                                                          -------------------------
               Income tax benefit at statutory rate        (34)%      (34)%     (34)%
               Valuation allowance                          34         34        34
                                                          -------------------------
               Total income tax expense                      0%         0%        0%
                                                          =========================

NOTE 9. EMPLOYEE BENEFIT PLAN

     Presby has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Contributions to the plan totaled $14,713, $2,500 and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 10. SUBSEQUENT EVENTS

     On February 25, 2003, Dr. Ronald A. Schachar, our founder and Chief Scientist, and Presby entered into a Severance, Release and Consulting Agreement. In accordance with such agreement, Dr. Schachar resigned as an officer, director and employee of Presby as of the date of the closing of the merger discussed below. Presby agreed to retain Dr. Schachar as a consultant for a period of up to five years, and he agreed not to compete with the Company during that time. Dr. Schachar will assist Presby for a limited time in conducting research and development on its products for the treatment of ARMD, maintenance of its patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1,750,000 over the consulting period of which $950,000 will be paid in the first two years. The timing of the remaining $800,000 due in years three through five is partially dependent on the Company's profitability in those years; however, Dr. Schachar is guaranteed to receive a minimum of $250,000 but not more than $400,000 for each of the third and fourth years with the remainder, if any, to be paid in the fifth year. As security for the payment of his consulting fees, Presby granted Dr. Schachar a security interest in its patent rights relating to the SEVFL and ARMD devices and patent applications. Dr. Schachar also received from Presby an assignment of its patents for the ARMD device outside the United States, which is revocable upon certain conditions. At December 31, 2002, the carrying value of the patents the Company transferred was approximately $121,000.

     On March 6, 2003, Refocus Group, Inc. ("Refocus") and Presby entered into a merger agreement. On March 6, 2003 (the "Merger Closing Date"), a newly created wholly-owned subsidiary of Refocus was merged with and into Presby, with Presby surviving as a wholly-owned subsidiary of Refocus. As a result of the private placement discussed below, immediately before the merger, the holders of the Series B preferred stock and the Series C preferred stock converted their shares into common stock of Presby. At the same time, Presby did a 2.14-to-1 reverse split resulting in 11,940,144 shares of Presby common stock outstanding. Each of the shares of Presby common stock then outstanding was converted into common stock of Refocus on a one-for-one basis. Therefore, on the Merger Closing Date, Refocus issued 11,940,144 shares of common stock to stockholders of Presby, representing approximately 63% of Refocus' outstanding common stock following the merger and the funding of the initial tranche of the private placement, in exchange for 100% of the outstanding capital stock of Presby, subject to the assertion of appraisal rights by former Presby stockholders. Following the merger, all of Refocus' business operations are conducted through its wholly-owned subsidiary, Presby.

     Since the stockholders of Presby own a majority of the issued and outstanding shares of common stock of Refocus after the merger and the private placement, this transaction is being accounted for as a reverse merger whereby Presby is deemed to be the accounting acquirer of Refocus. Because Refocus did not have any significant business prior to the merger and its former operations are being discontinued, there is no goodwill or other intangibles that will arise from the merger.

     The Presby stock options outstanding at December 31, 2002 were converted into options to acquire 161,851 shares of Presby after the 2.14-to-1 reverse split. The exercise price was also adjusted by multiplying the old option price by 2.14 to determine the new price. In February 2003, before the Merger Closing Date, Presby adopted an amendment to its 1997 Stock Option Plan which, for the most part, increased the number of shares available for issuance under the plan to 4.1 million shares (after the 2.14-to-1 reverse split). In addition, Presby issued options to purchase 557,635 shares of common stock of Presby (after the 2.14-to-1 reverse split) to its Chief Executive Officer as part of his employment contract. These shares were issued at the fair market value of the Refocus shares at the Merger Closing Date. Refocus adopted the amended and restated Presby stock option plan and all outstanding options were converted into the same number of options of Refocus.

     In connection with the merger, Refocus completed a private placement of shares of its common stock that is being consummated in two tranches with 50% of the total subscribed paid with each tranche. The first tranche closed on the Merger Closing Date. Refocus received $5,147,500 for 2,875,000 shares of Refocus common stock, net of agent and finder fees. The deferred offering costs at December 31, 2002 of $194,447 plus an estimated $570,000 in additional costs for legal, audit, and other private placement costs are to be offset against the proceeds received from the common stock issued. In addition, each share of common stock issued carried a detachable warrant to purchase one-half share of Refocus common stock at $2.50 per share. Total warrants for 1,437,500 shares of Refocus common stock were issued to these investors. In addition, 12,500 shares of Refocus common stock, warrants to purchase 1,250,000 shares of Refocus common stock at $2.50 per share and warrants to purchase 50,000 shares of Refocus common stock at $2.00 per share were issued to agents and others involved in the private placement. Therefore, with the 4,097,107 shares of Refocus common stock outstanding prior to the merger and private placement, there are a total of 18,924,751 shares of Refocus common stock outstanding. There are warrants to purchase a total of 2,737,500 shares of Refocus common stock and options to purchase 719,486 shares of Refocus common stock outstanding at the Merger Closing Date.

     Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection the second tranche) is contingent on:
(i) the initiation of Presby's Phase II FDA clinical trial for the treatment of presbyopia, (ii) the earlier of (a) approval from Health Canada (the Canadian equivalent of the FDA) to commercialize Presby's treatment for primary open angle glaucoma and/or ocular hypertension or, (b) the completion, after the Merger Closing Date, of 500 surgical procedures in Canada and/or the European Union for the treatment of primary open angle glaucoma or ocular hypertension. and (iii) the concurrent second tranche investment by CIBA of $1,250,000. The second tranche investment commitment is secured by the shares issued in the first tranche. Upon the closing of the second tranche, an additional 2,875,000 shares of common stock with warrants attached for 1,437,500 shares of common stock at $2.50 per share are expected to be issued for proceeds of approximately $5,650,000, net of agent and finders fees and before offering expenses. In addition, 37,500 shares of Refocus common stock are expected to be issued to agents and others involved in the private placement.

     Finally, Refocus will seek to find an agent to conduct a post-closing private placement. The post-closing private placement offering may include the sale of up to $2,500,000 of Refocus common stock and warrants. In the event that at least $1,000,000 is not raised within six months of the Merger Closing Date, an agent has subscribed to purchase that number of shares of our common stock at $2.00 per share in order to satisfy the deficiency between the amount of additional capital successfully raised and $1,000,000. The Company expects that at least 500,000 shares of Refocus with 250,000 warrants attached will be issued. It is expected that additional warrants to purchase 400,000 shares of common stock at $2.50 per share will be issued to the agents involved in the post-closing private placement.

     While Presby has generated substantial loss carryforwards in prior years, management of Presby believes these loss carryforwards may be substantially reduced as a result of an ownership change (as defined in the Internal Revenue Code of 1986, as amended) that may have occurred in connection with the merger. However, additional work will need to be done to determine whether an actual ownership change has occurred and the amount of loss carryforwards that would be available as a result.

     In order to provide funds to the Company to continue its operations until the Merger Closing Date, certain shareholders, directors and others provided a bridge loan of $250,000 on February 26, 2003 to the Company. The loan accrued interest at 12% and matured at the Merger Closing Date. Except for $25,000 which was repaid in cash, the remainder of the bridge loan was used to purchase shares in the initial tranche of the private placement.

     In addition to fees and warrants received by agents involved in the private placement, the Company has signed one-year consulting agreements with two of the agents to provide certain services related to long-range financial planning and investor relations. Each of the firms will be paid $180,000 plus expenses over a period of twelve months for their services.

     The difference in the net loss of the Company as presented and the pro forma net loss as if the merger had taken place at the beginning of the year ended December 31, 2002 or December 31, 2001 are immaterial as the loss reported by Refocus was $60,640 and $25,584 for the years ended December 31, 2002 and 2001, respectively. Refocus had no revenues and had no provisions for income taxes in either of those years. However, the net loss applicable to common shares would be significantly lower assuming the Company's preferred stock would have been converted to common in connection with the merger. In addition, the pro forma loss would have been materially higher if the private placement had occurred during either of those years based on additional costs related to consulting, legal, audit, public relations and transfer agent expenses which would have been incurred by the Company as a result of the private placement and being a public company. The Company estimates that an additional $1,470,000 would have been spent in the first year for these type expenses. The following tables present the unaudited pro forma results of operations had the merger occurred on January 1 of each year and the additional private placement and public company expenses had been incurred ( in thousands, except per share amounts):

                                                                               For the year ended
                                                                                December 31, 2002
                                                                            -------------------------
                                                                            As reported    Pro forma
                                                                            -------------------------
          Revenues                                                          $        -    $        -
          Loss from operations                                                  (3,083)       (4,580)
          Net loss                                                              (3,063)       (4,594)
          Net loss applicable to common shares                                  (5,864)       (4,594)
          Net loss per share - basic and diluted                            $    (0.42)   $    (0.24)
          Average number of common shares outstanding - basic and diluted       13,805        18,925

                                                                               For the year ended
                                                                                December 31, 2001
                                                                            -------------------------
                                                                            As reported    Pro forma
                                                                            -------------------------
          Revenues                                                          $      230    $      230
          Loss from operations                                                  (4,724)       (6,219)
          Net loss                                                              (4,451)       (5,947)
          Net loss applicable to common shares                                  (5,069)       (5,947)
          Net loss per share - basic and diluted                            $    (0.37)   $    (0.31)
          Average number of common shares outstanding - basic and diluted       13,797        18,925

                              PRO FORMA INFORMATION

On March 6, 2003, Refocus Group, Inc. ("Refocus") and Presby Corp ("Presby") entered into a merger agreement. On March 6, 2003 (the "Merger Closing
Date"), a newly created wholly-owned subsidiary of Refocus was merged with and into Presby, with Presby surviving as a wholly-owned subsidiary of Refocus. As a result of the private placement discussed below, immediately before the merger, the holders of Presby's Series B preferred stock and the Series C preferred stock converted their shares into common stock of Presby. At the same time, Presby did a 2.14-to-1 reverse split resulting in 11,940,144 shares of Presby common stock outstanding. Each of the shares of Presby common stock then outstanding was converted into common stock of Refocus on a one-for-one basis. Therefore, on the Merger Closing Date, Refocus issued 11,940,144 shares of its common stock to stockholders of Presby, representing approximately 63% of Refocus' outstanding common stock following the merger and the funding of the initial tranche of the private placement, in exchange for 100% of the outstanding capital stock of Presby, subject to the assertion of appraisal rights by former Presby stockholders. Refocus also assumed the amended and restated 1997 Stock Option Plan of Presby. After the 2.14-to-1 reverse split, there were options to purchase 719,486 common shares outstanding. Following the merger, all of Refocus' business operations are conducted through its wholly-owned subsidiary, Presby.

In connection with the merger, Refocus completed a private placement of shares of its common stock that is being consummated in two tranches with 50% of the total subscribed paid with each tranche. The first tranche closed on the Merger Closing Date. Refocus received $5,147,500 for 2,875,000 shares of Refocus common stock, net of agent and finder fees. The deferred offering costs at December 31, 2002 of $194,447 plus an estimated $570,000 in additional costs for legal, audit, and other private placement costs were offset against the proceeds received from the common stock issued. In addition, each share of common stock issued carried a detachable warrant to purchase one-half share of Refocus common stock at $2.50 per share. Total warrants for 1,437,500 shares of Refocus common stock were issued to these investors. In addition, 12,500 shares of Refocus common stock, warrants to purchase 1,250,000 shares of Refocus common stock at $2.50 per share and warrants to purchase 50,000 shares of Refocus common stock at $2.00 per share were issued to agents and others involved in the private placement. Therefore, with the 4,097,107 shares of Refocus common stock outstanding prior to the merger and private placement, there are a total of 18,924,751 shares of Refocus common stock outstanding. There are warrants to purchase a total of 2,737,500 shares of Refocus common stock and options to purchase 719,486 shares of Refocus common stock outstanding at the Merger Closing Date.

Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection the second tranche) is contingent on certain milestones being met. The second tranche investment commitment is secured by the shares issued in the first tranche. Upon the closing of the second tranche, it is expected that an additional 2,875,000 shares of common stock with warrants attached for 1,437,500 shares of common stock at $2.50 per share will be issued for proceeds of approximately $5,650,000, net of agent and finders fees. In addition, 37,500 shares of Refocus common stock will be issued to agents and others involved in the private placement.

     Finally, Refocus will seek to find an agent to conduct a post-closing private placement. The post-closing private placement offering may include the sale of up to $2,500,000 of Refocus common stock and warrants. In the event that at least $1,000,000 is not raised within six months of the Merger Closing Date, an agent has subscribed to purchase that number of shares of our common stock at $2.00 per share in order to satisfy the deficiency between the amount of additional capital successfully raised and $1,000,000. We expect that at least 500,000 shares of Refocus with 250,000 warrants attached will be issued. It is expected that additional warrants to purchase 400,000 shares of common stock at $2.50 per share will be issued to the agents involved in the post-closing private placement.

The following tables purport to show the pro forma results of operations of Presby and Refocus as if the merger had taken place on January 1, 2002. Under accounting principles generally accepted in the United States of America ("GAAP"), the merger will be accounted for as a reverse merger with Presby deemed to be the accounting acquirer of Refocus since the shareholders of Presby will control 63% of the merged companies after funding of the initial tranche. The pro forma results of operations for the year ended December 31, 2002 are shown after the funding of the initial tranche of the private placement (the "Initial Funding") and after both tranches of the private placement and the minimum amount to be received on the post-closing private placement have been funded (the "Full Funding"). The results of operations of Presby are based on audited financial statements, included elsewhere in this document, which should be read in conjunction with this information. The pro forma results of operations for the year ended December 31, 2002 under the Initial Funding and the Full Funding are not necessarily indicative of the actual results that would have resulted if the merger had taken place on January 1, 2002.

                         PRO FORMA RESULTS OF OPERATIONS
                                 INITIAL FUNDING

                                                        For the year ended December 31, 2002
                                           ---------------------------------------------------------------
                                              Presby          Refocus       Adjustments         Pro Forma
                                           ---------------------------------------------------------------
Revenues                                   $          -    $          -    $          -       $          -
Cost of Sales                                         -               -               -                  -
                                           ---------------------------------------------------------------
Gross Profit                                          -               -               -                  -

Operating Expense:
Salaries and related expenses                 1,178,088          12,000               -          1,190,088
Research and development                        166,949               -               -            166,949
Selling, general and administrative           1,080,481           4,381         660,000(a)       1,744,862
Professional services                           534,432           9,965         810,000(b)       1,354,397
Depreciation and amortization                   123,403               -               -            123,403
                                           ---------------------------------------------------------------

Loss from Operations                         (3,083,353)        (26,346)     (1,470,000)        (4,579,699)
Other income (expense)                           20,252         (34,294)              -            (14,042)
                                           ---------------------------------------------------------------

Net Loss                                     (3,063,101)        (60,640)     (1,470,000)        (4,593,741)

Accretion of discount on preferred stock        (23,482)              -          23,482(c)               -
Accrued dividends on preferred stock         (2,777,062)              -       2,777,062(c)               -
                                           ---------------------------------------------------------------

Net loss applicable to common shares       $ (5,863,645)   $    (60,640)   $  1,330,544       $ (4,593,741)
                                           ===============================================================

Loss per share basic and diluted           $      (0.42)   $      (0.00)                      $      (0.24)
                                           ============================                       ============

Weighted average shares outstanding(d)       13,804,699      58,835,688                         18,924,751
                                           ============================                       ============

                         PRO FORMA RESULTS OF OPERATIONS
                                  FULL FUNDING

                                                        For the year ended December 31, 2002
                                           ---------------------------------------------------------------
                                              Presby          Refocus       Adjustments         Pro Forma
                                           ---------------------------------------------------------------
Revenues                                   $          -    $          -    $          -       $          -
Cost of Sales                                         -               -               -                  -
                                           ---------------------------------------------------------------
Gross Profit                                          -               -               -                  -

Operating Expense:
Salaries and related expenses                 1,178,088          12,000               -          1,190,088
Research and development                        166,949               -               -            166,949
Selling, general and administrative           1,080,481           4,381         660,000(a)       1,744,862
Professional services                           534,432           9,965         810,000(b)       1,354,397
Depreciation and amortization                   123,403               -               -            123,403
                                           ---------------------------------------------------------------

Loss from Operations                         (3,083,353)        (26,346)     (1,470,000)        (4,579,699)
Other income (expense)                           20,252         (34,294)              -            (14,042)
                                           ---------------------------------------------------------------

Net Loss                                     (3,063,101)        (60,640)     (1,470,000)        (4,593,741)

Accretion of discount on preferred stock        (23,482)              -          23,482(c)               -
Accrued dividends on preferred stock         (2,777,062)              -       2,777,062(c)               -
                                           ---------------------------------------------------------------

Net loss applicable to common shares       $ (5,863,645)   $    (60,640)   $  1,330,544       $ (4,593,741)
                                           ===============================================================

Loss per share basic and diluted           $      (0.42)   $      (0.00)                      $      (0.21)
                                           ============================                       ============

Weighted average shares outstanding(d)       13,804,699      58,835,688                         22,337,251
                                           ============================                       ============

Notes: The following adjustments have been made to the historical financial statements for both of the above scenarios:
   a. Additional fees for directors assuming four quarterly meetings of approximately $120,000, public relation costs of approximately $240,000, additional insurance costs of approximately $200,000 and transfer agent and other costs of approximately $100,000.
   b. Additional consulting fees of approximately $660,000 and additional legal and audit fees of approximately $150,000.
   c. Preferred stock was converted to common effective with the merger resulting in no dividend expense for the year.
   d. The weighted average shares outstanding for Presby represents the outstanding common shares before conversion of its preferred stock to common and before the 2.14-to-1 reverse split that occurred on the Merger Closing Date. The weighted average outstanding shares for Refocus represents shares outstanding before cancellation of 54,738,554 shares held by Danny Gunter and Adrienne Beam resulting in 4,097,107 shares outstanding on the Merger Closing Date. The pro forma weighted average shares outstanding include the 4,097,107 shares of Refocus, the 11,940,144 shares of former Presby stockholders (see above) and the 2,887,500 shares issued in the Initial Funding of the private placement and the 6,300,000 shares issued in the Full Funding scenarios.

The following tables purport to show the pro forma condensed balance sheets of Presby and Refocus as if the merger had taken place on December 31, 2002 after the Initial Funding and the Full Funding. As stated above, under GAAP, the merger transactions will be accounted for as a reverse merger with Presby acquiring Refocus. Because Refocus did not have any significant business prior to the merger and its former operations are being discontinued, there is no goodwill or other intangibles that will arise from the merger. The actual balance sheet presented for Presby is taken from audited financial statements, included elsewhere in this document, which should be read in conjunction with this information.

                        PRO FORMA CONDENSED BALANCE SHEET
                                 INITIAL FUNDING

                                                                                    DECEMBER 31,2002

                                                              Presby            Refocus         Adjustments             Pro Forma
                                                          -------------------------------------------------------------------------
ASSETS
Current Assets:
        Cash and cash equivalents                         $      267,180    $          144    $    4,577,500(a)      $    4,844,824
        Accounts receivable                                       27,068                 -                 -                 27,068
        Prepaid expenses                                          83,733                 -                 -                 83,733
                                                          -------------------------------------------------------------------------
             Total current assets                                377,981               144         4,577,500              4,955,625
Property and Equipment - Net                                      22,595                 -                 -                 22,595
Patent Costs and Trademarks - Net                              1,277,198                 -                 -              1,277,198
Website Technology                                                     -             2,000            (2,000)(b)                  -
Deferred Offering Expenses                                       194,447                 -          (194,447)(c)                  -
                                                          -------------------------------------------------------------------------

Total Assets                                              $    1,872,221    $        2,144    $    4,381,053         $    6,255,418
                                                          =========================================================================

LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
        Accounts payable                                  $      104,194    $       11,298    $            -         $      115,492
        Accrued expenses                                         190,983               398                 -                191,381
        Other liabilities                                         23,000                 -                 -                 23,000
                                                          -------------------------------------------------------------------------
             Total current liabilities                           318,177            11,696                 -                329,873

Advance Royalty Payment                                        2,000,000                 -                 -              2,000,000

Redeemable Series B Preferred Stock                            9,114,144                 -        (9,114,144)(d)                  -

Shareholders' Equity (Deficiency):
        Series C preferred stock                               1,049,104                 -        (1,049,104)(d)                  -
        Common stock - Refocus                                         -             5,884            (3,992)(d),(e)          1,892
        Common stock - Presby                                     13,805                 -           (13,805)(d)                  -
        Warrants                                                       -                 -         1,430,500(f)           1,430,500
        Paid-in capital                                        6,237,651            71,788        13,042,374(d),(e)      19,351,813
        Accumulated deficit                                  (16,860,660)          (87,224)           89,224(b),(g)     (16,858,660)
                                                          -------------------------------------------------------------------------
             Total shareholders' equity (deficiency)          (9,560,100)           (9,552)       13,495,197              3,925,545
                                                          -------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity (Deficiency)   $    1,872,221    $        2,144    $    4,381,053         $    6,255,418
                                                          =========================================================================

Notes: The following adjustments have been made to the historical statements:
   a. The additional cash to be received from the Initial Funding for 2,887,500 shares of Refocus common stock will be $5,750,000 less fees to various parties of $602,500. In addition, it is estimated that approximately $545,000 in expenses will be incurred related to the merger in addition to the expenses already incurred and $25,000 will be paid to Danny Gunter and Adrienne Beam for the cancellation of their shares.
   b. Immediately after the merger, the Company intends to discontinue the website business of Refocus.
   c. Offering expenses that have been deferred at December 31, 2002 will be offset against the proceeds from the private placement.
   d. The preferred shares of Presby will be converted to common shares of Presby. There will then be a reverse split of Presby stock where each shareholder will receive 1 new share of Presby for each 2.14 old shares of Presby. These shares will then be exchanged on a 1-to-1 basis for Refocus shares resulting in the issuance of 11,940,144 shares to former Presby shareholders or 63% of issued shares.
   e. The 2,887,500 shares issued from the private placement will result in 6,984,607 shares being held by the new investors and former Refocus shareholders or 37% of issued shares after the cancellation of 54,738,554 shares held by Danny Gunter and Adrienne Beam.
   f. In addition to stock, warrants will be issued to parties who participate in the private placement and to investment bankers and others involved in the offering. Warrants to purchase a total of 2,687,500 shares of common stock at $2.50 will be issued. The value of these warrants was estimated to be $.52 per share. This value was determined using the Black-Scholes method with the following assumptions: volatility rate of 59.77%, interest rate of 1.38%, expected dividend rate of 0.0% and a expected life of 2 years. Warrants to purchase a total of 50,000 shares of common stock at $2.00 per share will also be issued. Using the same assumptions as on the other warrants, the value of these warrants was estimated to be $.66 per share.
   g. The accumulated deficit of Refocus will be eliminated as part of the purchase of Refocus by Presby.

                        PRO FORMA CONDENSED BALANCE SHEET
                                  FULL FUNDING

                                                                                   DECEMBER 31,2002

                                                              Presby            Refocus        Adjustments              Pro Forma
                                                          -------------------------------------------------------------------------
ASSETS
Current Assets:
        Cash and cash equivalents                         $      267,180    $          144    $   11,162,500(a)      $   11,429,824
        Accounts receivable                                       27,068                 -                 -                 27,068
        Prepaid expenses                                          83,733                 -                 -                 83,733
                                                          -------------------------------------------------------------------------
             Total current assets                                377,981               144        11,162,500             11,540,625
Property and Equipment - Net                                      22,595                 -                 -                 22,595
Patent Costs and Trademarks - Net                              1,277,198                 -                 -              1,277,198
Website Technology                                                     -             2,000            (2,000)(b)                  -
Deferred Offering Expenses                                       194,447                 -          (194,447)(c)                  -
                                                          -------------------------------------------------------------------------

Total Assets                                              $    1,872,221    $        2,144    $   10,966,053         $   12,840,418
                                                          =========================================================================

LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
        Accounts payable                                  $      104,194    $       11,298    $            -         $      115,492
        Accrued expenses                                         190,983               398                 -                191,381
        Other liabilities                                         23,000                 -                 -                 23,000
                                                          -------------------------------------------------------------------------
             Total current liabilities                           318,177            11,696                 -                329,873

Advance Royalty Payment                                        2,000,000                 -                 -              2,000,000

Redeemable Series B Preferred Stock                            9,114,144                 -        (9,114,144)(d)                  -

Shareholders' Equity (Deficiency):
        Series C preferred stock                               1,049,104                 -        (1,049,104)(d)                  -
        Common stock - Refocus                                         -             5,884            (3,650)(e)              2,234
        Common stock - Presby                                     13,805                 -           (13,805)(d),(e)              -
        Warrants                                                       -                 -         2,516,000(f)           2,516,000
        Paid-in capital                                        6,237,651            71,788        18,541,532(d),(e)      24,850,971
        Accumulated deficit                                  (16,860,660)          (87,224)           89,224(b),(g)     (16,858,660)
                                                          -------------------------------------------------------------------------
              Total shareholders' equity (deficiency)         (9,560,100)           (9,552)       20,080,197             10,510,545
                                                          -------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity (Deficiency)   $    1,872,221    $        2,144    $   10,966,053         $   12,840,418
                                                          =========================================================================

Notes: The following adjustments have been made to the historical statements:
   a. The additional cash to be received from the Full Funding for 6,300,000 shares of Refocus common stock will be $12,500,000 less fees to various parties of $702,500. In addition, it is estimated that approximately $610,000 in expenses will be incurred related to the merger in addition to the expenses already incurred and $25,000 will be paid to Danny Gunter and Adrienne Beam for the cancellation of their shares.

   b. Immediately after the merger, the Company intends to discontinue the website business of Refocus.
   c. Offering expenses that have been deferred at December 31, 2002 will be offset against the proceeds from the private placement.
   d. The preferred shares of Presby will be converted to common shares of Presby. There will be a reverse split of Presby stock where each shareholder will receive 1 new share of Presby for each 2.14 old shares of Presby. These shares will then be exchanged on a 1-to-1 basis for Refocus shares resulting in the issuance of 11,940,144 shares to former Presby shareholders or 54% of issued shares.
   e. The 6,300,000 shares issued from the private placement will result in 10,397,107 shares being held by the new investors and former Refocus shareholders or 46% of issued shares after the cancellation of 54,738,554 shares held by Danny Gunter and Adrienne Beam.
   f. In addition to stock, warrants will be issued to parties who participate in the private placement and to investment bankers and others involved in the offering. Warrants to purchase a total of 4,775,000 shares of common stock at $2.50 per share will be issued. As discussed above, these warrants were valued at $.52 per share. Warrants to purchase 50,000 shares of common stock at $2.00 per share will also be issued. These warrants were valued at $.66 per share.
   g. The accumulated deficit of Refocus will be eliminated as part of the purchase of Refocus by Presby.